NEWS RELEASE                     EXHIBIT NO. 99

                     [LANDMARK BANCSHARES, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

                                 FOR FURTHER INFORMATION CONTACT:
                                       Larry Schugart, President or
October 18, 1996                       James F. Strovas, Sr Vice-President
                                       Phone:  316-227-8111

LANDMARK BANCSHARES, INC., the holding company for Landmark Federal Savings Bank, plans to repurchase up to 92,649 shares of the Company's Common Stock. Larry Schugart, President, said the Company has been authorized by its Board of Directors to repurchase an additional 5% of its 1,852,996 outstanding shares of common stock. The Company has received the necessary regulatory approval to initiate the repurchase program.

Schugart, in making the announcement, indicated that with the current price trading at about 92% of book value, there is no better way to add franchise value to the institution, or to give the shareholder a better return on their investment. The repurchases will be made in open market transactions, subject to the availability of stock. The repurchased shares will become treasury shares and will be utilized for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

The Company completed its offering of Common Stock in connection with the conversion of Landmark Federal Savings Bank from a federally chartered mutual savings association to a federally chartered stock savings bank on March 28, 1994. The Company sold 2,281,312 shares at $10.00 per share, raising $22,813,120 in gross proceeds.

Landmark Federal Savings Bank with assets of over $210 million is headquartered in Dodge City, Kansas with branch offices in Great Bend, Garden City, Hoisington and LaCrosse. The Company is traded on the NASDAQ National Market System under the symbol "LARK".




             STOCK TRADED ON NASDAQ NATIONAL MARKET SYSTEM UNDER THE
                                  SYMBOL "LARK"
  CENTRAL AND SPRUCE/P.O. BOX 1437/DODGE CITY, KANSAS 67801-1437/(316)227-8111
    OFFICES IN: DODGE CITY - GARDEN CITY - GREAT BEND - HOISINGTON - LACROSSE